Exhibit 99.1

3555 Veterans Memorial Highway, Suite C
Ronkonkoma, NY 11779
(631) 981-9700 - www.lakeland.com

Lakeland Industries, Inc. Reports 29% Increase in Net Income for Fiscal 2018 Second Quarter Financial Results

Balanced Top Line Growth from Both Domestic and International Operations

RONKONKOMA, NY -- September 13, 2017 -- Lakeland Industries, Inc. (NASDAQ: LAKE) (the “Company” or “Lakeland”), a leading global manufacturer of protective clothing for industry, healthcare and to first responders on the federal, state and local levels, today announced financial results for its fiscal 2018 second quarter ended July 31, 2017.

Fiscal 2018 Second Quarter Financial Results Highlights and Recent Developments

•	Net sales for 2Q18 of $23.9 million increased 7.4% as compared with $22.3 million in 2Q17
•	Sales growth in the Americas, Asia and rest of world offset softness in Europe
•	Gross profit for 2Q18 of $8.7 million increased from $8.6 million in 2Q17
•	Gross margin as a percentage of net sales in 2Q18 was 36.3%, down from 38.6% in 2Q17
•	Net income increased to $1.8 million in 2Q18, up 29% from $1.4 million in 2Q17
•	Basic and diluted earnings per share of $0.25 in 2Q18, up 25% from $0.20 in 2Q17
•	Cash at end of quarter increased 27% to $13.2 million from $10.4 million at beginning of the fiscal year
•	Total debt reduced by 52% to $2.8 million at the end of the quarter from $5.8 million at the beginning of the fiscal year
•	Stockholders’ equity increased by over 5% to $75.4 million at the end of 2Q18 from the beginning of the fiscal year
•	On August 22, 2017, completed a public offering of 725,000 shares of common stock at a price of $13.80 per share for net proceeds of approximately $9.1 million

Management’s Comments

Christopher J. Ryan, President and Chief Executive Officer of Lakeland Industries, stated, “Our solid financial performance in the fiscal 2018 second quarter resulted from the implementation of a diversified growth strategy in the nearly $7 billion market for personal protective equipment (PPE) along with effective management in all facets of our operations. While our sales in Europe, which have been dominated by England, remain soft as a result of economic uncertainties following Brexit, the balance of our global businesses are showing gains in sales and profitability. In the second quarter, we saw a modest improvement in the oil field services sector which had been challenged for the past 3 years. The consolidated results are a continuation of our performance from the fourth quarter of our last fiscal year. Moreover, in the more than 30 years that I have been involved with Lakeland, the Company has never been better positioned and presented with more global opportunities than it is today.

“Adding to our strength, subsequent to the end of our fiscal 2018 second quarter, we raised net proceeds of approximately $9.1 million from an offering of our common stock. This will enable us to further capitalize on the diversification and growth of our global business. In the past, Lakeland had been singularly focused on the US market for disposable garments. In the second quarter, our diversification has led to nearly half of our revenue coming from international sales. Once confined to high cost manufacturing in one country, we are now producing PPE in four countries around the world. And once dependent on disposable products, we are now a recognized global provider of comprehensive lines of disposable, chemical, fire gear, reflective and fire retardant garments.

“This diversification enables us to attack specific higher growing markets – by product, vertical customer orientation, and geographic segment -- as well as to establish footholds for other operational benefits. Our strategies require investment of capital and personnel development, which is why we have been focused on our cash management. Cash increased 27% from the beginning of the fiscal year to $13.2 million at the end of the second quarter. The cash balance along with a portion of the net proceeds from the recent offering of stock will be used for working capital for our growing businesses around the world and building additional overseas manufacturing facilities and payment of capital expenditures associated with new equipment.

“We are now better capitalized given the Company’s return to a more heightened level of cash flow generation. In addition to the generation of $1.8 million in free cash flow or 7.5% of sales in the second quarter, our trailing twelve months free cash flow increased by 30% from the prior period. This was achieved while investing in the development of new products, entering new geographic and vertical markets and further spending on organizational enhancement to drive long term growth. Operating expenses in the second quarter of $6.5 million increased by approximately $550,000 from the prior year period, which enabled us to expand in high growth markets such as Chile, Argentina and select countries in Asia/Pacific Rim. These new territories are expected to be very advantageous to us now and, more importantly, in the years to come.

“While our management team has been very mindful of its operating performance, we also are focused on improvements to the balance sheet. Beyond the growth in our cash position, we have reduced our debt balance by $ 3.0 million since the beginning of the fiscal year. Total debt outstanding at July 31, 2017 was $2.8 million, the lowest level in memory. At the same time, we are also enjoying the benefits of effective income tax strategies. The combination of sales growth, operational expense management and tax benefits contributed to our net income in the second quarter improving by 29% as compared to the prior year, while our top line grew by over 7%. Lakeland is performing well by utilizing its diversification and attention to all facets of the business to maximize financial results.”

Fiscal 2018 Second Quarter Financial Results

Net sales increased to $23.9 million for the three months ended July 31, 2017 compared to $22.3 million for the three months ended July 31, 2016, an increase of 7.4%. On a consolidated basis in U.S. currency for the second quarter of fiscal 2018, domestic sales were $12.6 million or 53% of total revenues and international sales were $11.3 million or 47% of total revenues. This compares with domestic sales of $11.8 million or 53% of the total, and internationals sales of $10.5 million or 47% of the total in the same period of fiscal 2017.

Sales in the US increased $0.8 million or nearly 6%, primarily due to increased sales to strategic fire distributors of turnout gear and fire retardant (“FR”) garments, disposable products and chemical protective clothing due to demand from the oil field services and refinery sectors. US sales of disposables increased $0.6 million, chemicals increased $0.3 million, and sales of fire products increased $0.4 million. Sales of gloves, wovens and reflective products remained mostly level at $0.6 million, $0.9 million, and $2.1 million, respectively.

Among the Company’s larger international operations, sales in China and to the Asia Pacific Rim increased $1.3 million or more than 11% as industrial activity improved and several larger customers began replacing depleted inventories. Sales in Canada increased to $3 million in local currency, setting another record quarter for the Company amid strong demand for disposable garment. European sales decreased by $0.6 million, a second sequential quarter of declines for the region, led by continued uncertainty in the UK where sales were down 22% year-over-year due Brexit. Russia and Kazakhstan sales combined for an increase of $0.1 million or 43%, and Latin America sales increased $0.6 million or 62% due to resolution of supply chain issues and an overall increase in industrial activity.

Gross profit increased $0.1 million or 1.2% to $8.7 million for the three months ended July 31, 2017, from $8.6 million for the three months ended July 31, 2016. Gross profit as a percentage of net sales decreased to 36.3% for the fiscal 2018 second quarter, from 38.6% for the same period of the prior year. Major factors driving gross margins were:

•	Disposables gross margins decreased 2.2 percentage points due to product mix and as price pressure continues to be a challenge.
•	Chemical gross margin increased by 4.5 percentage points primarily due to improved volume and manufacturing production being moved to more cost effective facilities in Mexico and China during the first quarter of fiscal 2018.
•	Fire protection and FR apparel gross margin decreased 2.3 percentage points as the Company prepares for the upcoming change to the National Fire Protection Agency (“NFPA”) standards by discounting products produced under the old standard and due to product mix.
•	Wovens gross margins decreased 7.4 percentage points as the market continues to shift from heavy weight FR coveralls to lighter weight FR coveralls which generally carry lower margins.
•	Reflective gross margins increased 3.5 percentage points as a result of increased pricing on some products and product mix.

Operating expense increased 9.2% from $6.0 million for the three months ended July 31, 2016 to $6.5 million for the three months ended July 31, 2017. Operating expense as a percentage of net sales was 27.2% for the three months ended July 31, 2017 up from 26.7% for the three months ended July 31, 2016. The main factors for the higher operating expenses are increases in salary and non-cash equity compensation primarily related to the growth in the Company’s global salesforce, including a modification for performance level adjustments.

Operating income decreased to a profit of $2.2 million for the three months ended July 31, 2017, from $2.6 million for the three months ended July 31, 2016, as most operating expenses are fixed in nature other than commissions and freight out, and due to the increases in the operating expenses. Operating margins were 9.1% for the three months ended July 31, 2017, compared to 11.8% for the three months ended July 31, 2016.

Net income increased to $1.8 million for the three months ended July 31, 2017 from $1.4 million for the three months ended July 31, 2016. The results for three months ended July 31, 2017 are primarily due to continuing cost containment efforts amid the implementation of international growth strategies which drove operating expenses higher, increases in sales volume partially mitigated by the lower overall gross margin, and favorable tax benefits to lower year-over-year income taxes. Income tax expense for the second quarter of fiscal 2018 was $0.3 million, compared with $1.0 million in income tax expense for the prior year period. The decrease in tax expense was a result of higher operating income during the three months ended July 31, 2016 and a corresponding lower foreign income recognized in the US due to lower UK and Canadian profits, as a result of the change in corporate financing where Canada is no longer co-borrower therefore Canadian income is not subject to inclusion in the US tax return, and a benefit resulting from the vesting of restricted stock granted under the Company’s 2015 stock plan that generated permanent tax differences in the US in the three months ended July 31, 2017. We also have the benefit of the tax credit from the worthless stock deduction relating to our exit from Brazil, so there should be no cash taxes in the US for the next 2 years, depending on our profitability in these periods and assuming no changes to the U.S. tax code. We do pay local taxes on certain country operations when those operations are profitable on a local basis.

As of July 31, 2017, Lakeland had cash and cash equivalents of approximately $13.2 million and working capital of $53.1 million. Cash and cash equivalents increased $2.8 million or 27% from the beginning of the fiscal year, while working capital increased by $5.3 million for an improvement of nearly 11%. The Company’s $15 million revolving credit facility had a $0 balance as of July 31, 2017 Total debt outstanding at July 31, 2017 was $2.8 million, down from $5.8 million at January 31, 2017 and $13.4 million at January 31, 2016.

The Company incurred capital expenditures of approximately $310,000 during the second quarter of fiscal year 2018. Capital expenditures for the first two quarters of the fiscal year was approximately $450,000, which includes the cost for a phased global rollout of a new enterprise resource planning (“ERP”) system.

No stock was acquired as part of the Company’s $2.5 million stock repurchase program which was approved on July 19, 2016.

Subsequent to the end of the fiscal second quarter, on August 22, 2017 the Company completed a public offering of 725,000 shares of common stock at a price of $13.80 per share for net proceeds of approximately $9.1 million. The Company expects to use the net proceeds from the offering for building additional overseas manufacturing facilities, payment of capital expenditures associated with equipment, repayment of all borrowings under its line of credit, and general corporate purposes.

Financial Results Conference Call

Lakeland will host a conference call at 4:30 pm eastern today to discuss the Company’s fiscal 2018 second quarter financial results. The call will be hosted by Christopher J. Ryan, Lakeland’s President and CEO, and Teri W. Hunt, Lakeland’s Chief Financial Officer. Investors can listen to the call by dialing 888-347-6609 (Domestic) or 412-902-4291 (International) or 855-669-9657 (Canada).

For a replay of this call through September 20, 2017, dial 877-344-7529 (Domestic) or 412-317-0088 (International) or 855-669-9658 (Canada), Pass Code 10111959.

About Lakeland Industries, Inc.:

Lakeland Industries, Inc. (NASDAQ: LAKE) manufactures and sells a comprehensive line of safety garments and accessories for the industrial protective clothing market. The Company’s products are sold by a direct sales force and through independent sales representatives to a network of over 1,200 safety and mill supply distributors. These distributors in turn supply end user industrial customers such as chemical/petrochemical, automobile, steel, glass, construction, smelting, janitorial, pharmaceutical and high technology electronics manufacturers, as well as hospitals and laboratories. In addition, Lakeland supplies federal, state, and local government agencies, fire and police departments, airport crash rescue units, the Department of Defense, the Centers for Disease Control and Prevention, and many other federal and state agencies. For more information concerning Lakeland, please visit the Company online at www.lakeland.com.

Contacts:

Lakeland Industries, Inc.	Darrow Associates
631-981-9700	512-551-9296
Christopher Ryan, CJRyan@lakeland.com	Jordan Darrow, jdarrow@darrowir.com
Teri W. Hunt, TWHunt@lakeland.com

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Forward-looking statements involve risks, uncertainties and assumptions as described from time to time in Press Releases and Forms 8-K, registration statements, quarterly and annual reports and other reports and filings filed with the Securities and Exchange Commission or made by management. All statements, other than statements of historical facts, which address Lakeland’s expectations of sources or uses for capital or which express the Company’s expectation for the future with respect to financial performance or operating strategies can be identified as forward-looking statements. As a result, there can be no assurance that Lakeland’s future results will not be materially different from those described herein as “believed,” “projected,” “planned,” “intended,” “anticipated,” “estimated” or “expected,” or other words which reflect the current view of the Company with respect to future events. We caution readers that these forward-looking statements speak only as of the date hereof. The Company hereby expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in the Company’s expectations or any change in events conditions or circumstances on which such statement is based.

Non-GAAP Financial Measures

To supplement its consolidated financial statements, which are prepared and presented in accordance with Generally Accepted Accounting Principles (GAAP), the Company uses the following non-GAAP financial measures: EBITDA, Adjusted EBITDA and Free Cash Flow. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. The Company uses these non-GAAP financial measures for financial and operational decision making and as a means to evaluate period-to-period comparisons. The Company believes that they provide useful information about operating results, enhance the overall understanding of past financial performance and future prospects, and allow for greater transparency with respect to key metrics used by management in its financial and operational decision making. The non-GAAP financial measures used by the Company in this press release may be different from the methods used by other companies.

For more information on the non-GAAP financial measures, please see the Reconciliation of GAAP to non-GAAP Financial Measures tables in this press release. These accompanying tables include details on the GAAP financial measures that are most directly comparable to non-GAAP financial measures and the related reconciliations between these financial measures.

Operating Results ($000)

Reconciliation to GAAP Results

	Quarter Ended July 31, 2017	Quarter Ended July 31, 2016

Net sales	$23,909	$22,269
Year over year growth	7.4%	-----
Gross profit	8,690	8,590
Gross profit %	36.3%	38.6%
Operating expenses	6,508	5,959
Operating expenses as a percentage of sales	27.2%	26.8%
Operating income	2,182	2,631
Operating income as a percentage of sales	9.1%	11.8%
Interest expense	36	175
Other (income) expense	4	(35)
Pretax income (loss)	2,150	2,421
Income tax expense (benefit)	308	990
Net income (loss)	$1,842	$1,431

Weighted average shares for EPS-Basic	7,266	7,255
Net income (loss) per share	$0.25	$0.20

Operating income	$2,182	$2,631
Depreciation and amortization	202	282
EBITDA	2,384	2,913
Equity Compensation	99	(52)
USA Severance Associated with Restructure	-----	152
Adjusted EBITDA	2,483	3,013
Cash paid for taxes (foreign)	362	460
Capital expenditures	307	16
Free cash flow	1,814	$2,537

LAKELAND INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

ASSETS	July 31,	January 31,
	2017	2017
Current assets	($000’s)
Cash and cash equivalents	$13,188	$10,365
Accounts receivable, net of allowance for doubtful accounts of $230 and $417 at July 31, 2017 and January 31, 2017, respectively	13,763	10,704
Inventories, net of allowance of $2,316 and $2,305 at July 31, 2017 and January 31, 2017, respectively	34,062	35,535
Prepaid VAT tax	1,332	1,361
Other current assets	1,923	2,121
Total current assets	64,268	60,086
Property and equipment, net	8,672	8,527
Assets held for sale	901	901
Deferred income tax	13,287	13,515
Prepaid VAT and other taxes	460	478
Other assets	220	176
Goodwill	871	871
Total assets	$88,679	$84,554
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$8,217	$4,928
Accrued compensation and benefits	1,205	1,311
Other accrued expenses	1,115	1,018
Current maturity of long-term debt	208	50
Short-term borrowings	430	153
Borrowings under revolving credit facility	------	4,865
Total current liabilities	11,175	12,325
Long-term portion of debt	2,131	716
VAT taxes payable	6	6
Total liabilities	13,312	13,047
Commitments and contingencies
Stockholders’ equity
Preferred stock, $0.01 par; authorized 1,500,000 shares (none issued)	-----	-----
Common stock, $.01 par; authorized 10,000,000 shares, Issued 7,663,890 and 7,620,215; outstanding 7,307,449 and 7,263,774 at July 31, 2017 and January 31, 2017, respectively	77	76
Treasury stock, at cost; 356,441 shares at July 31, 2017 and January 31, 2017	(3,352)	(3,352)
Additional paid-in capital	64,942	64,764
Retained earnings	15,954	12,401
Accumulated other comprehensive loss	(2,254)	(2,382)
Total stockholders' equity	75,367	71,507
Total liabilities and stockholders' equity	$88,679	$84,554

LAKELAND INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended		Six Months Ended
	July 31,		July 31,
	($000’s except for share information)
	2017	2016	2017	2016
Net sales	$23,909	$22,269	$46,870	$42,638
Cost of goods sold	15,219	13,679	29,623	27,272
Gross profit	8,690	8,590	17,247	15,366
Operating expenses	6,508	5,959	12,593	12,566
Operating profit	2,182	2,631	4,654	2,800
Other income (loss), net	4	(35)	6	(27)
Interest expense	(36)	(175)	(112)	(373)
Income before taxes	2,150	2,421	4,548	2,400
Income tax expense	308	990	996	966
Net income	$1,842	$1,431	$3,552	$1,434
Net income per common share:
Basic	$0.25	$0.20	$0.49	$0.20
Diluted	$0.25	$0.20	$0.49	$0.20
Weighted average common shares outstanding:
Basic	7,266,291	7,254,999	7,265,053	7,254,585
Diluted	7,280,050	7,311,166	7,316,876	7,315,867